Exhibit 99.1

Real Alloy Holding, Inc.

As of December 31, 2015 and 2014

and for the year ended December 31, 2015 and the period of inception through December 31, 2014

and

Global Recycling and Specification Alloys

(Carve-out of Certain Operations of Aleris Corporation)

As of December 31, 2014 and for the period ended February 26, 2015,

and the years ended December 31, 2014 and 2013

Table of Contents

Page

Report of Independent Registered Public Accounting Firm	1

Balance Sheets	2
Consolidated Balance Sheet of Real Alloy Holding, Inc. as of December 31, 2015 and 2014 (Successor)
Combined and Consolidated Balance Sheet of Global Recycling and Specification Alloys (Carve-out of certain operations of Aleris Corporation) as of December 31, 2014 (Predecessor)

Statements of Operations	3
Consolidated Statements of Operations of Real Alloy Holding, Inc. for the year ended December 31, 2015 and the period of inception through December 31, 2014 (Successor)

Combined and Consolidated Statements of Operations of Global Recycling and Specification Alloys (Carve-out of certain operations of Aleris Corporation) for the period ended February 26, 2015, and the years ended December 31, 2014 and 2013 (Predecessor)

Statements of Comprehensive Income (Loss)	4
Consolidated Statement of Comprehensive Loss of Real Alloy Holding, Inc. for the year ended December 31, 2015 and the period of inception through December 31, 2014 (Successor)

Combined and Consolidated Statements of Comprehensive Income (Loss) of Global Recycling and Specification Alloys (Carve-out of certain operations of Aleris Corporation) for the period ended February 26, 2015, and the years ended December 31, 2014 and 2013 (Predecessor)

Statements of Cash Flows	5
Consolidated Statement of Cash Flows of Real Alloy Holding, Inc. for the year ended December 31, 2015 and the period of inception through December 31, 2014 (Successor)

Combined and Consolidated Statements of Cash Flows of Global Recycling and Specification Alloys (Carve-out of certain operations of Aleris Corporation) for the period ended February 26, 2015, and the years ended December 31, 2014 and 2013 (Predecessor)

Statements of Changes in Equity	6
Consolidated Statement of Changes in Equity of Real Alloy Holding, Inc. for the year ended December 31, 2015 and the period of inception through December 31, 2014 (Successor)

Combined and Consolidated Statements of Changes in Equity of Global Recycling and Specification Alloys (Carve-out of certain operations of Aleris Corporation) for the period ended February 26, 2015, and the years ended December 31, 2014 and 2013 (Predecessor)

Notes to Audited Financial Statements	7

i

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of

Real Industry, Inc.

We have audited the accompanying consolidated balance sheets of Real Alloy Holding, Inc. as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive loss, cash flows and changes in equity for the year ended December 31, 2015 and the period from September 25, 2014 (inception) through December 31, 2014 (Successor), and the accompanying combined and consolidated balance sheet of Global Recycling and Specification Alloys (Carve-out of certain operations of Aleris Corporation) as of December 31, 2014, and the related combined and consolidated statements of operations, comprehensive income (loss), cash flows and changes in equity for the period from January 1, 2015 through February 26, 2015, and the years ended December 31, 2014 and 2013 (Predecessor).  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Real Alloy Holding, Inc. at December 31, 2015 and 2014, and the consolidated results of its operations and its cash flows for the year ended December 31, 2015 and the period from September 25, 2014 (inception) through December 31, 2014 (Successor), and the combined and consolidated financial position of Global Recycling and Specification Alloys (Carve-out of certain operations of Aleris Corporation) at December 31, 2014, and the combined and consolidated results of its operations and its cash flows for the period from January 1, 2015 through February 26, 2015, and the years ended December 31, 2014 and 2013 (Predecessor), in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

Cleveland, Ohio

August 9, 2016

REAL ALLOY HOLDING, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2015 AND

DECEMBER 31, 2014

and

GLOBAL RECYCLING AND SPECIFICATION ALLOYS

(CARVE-OUT OF CERTAIN OPERATIONS OF ALERIS CORPORATION)

COMBINED AND CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2014

(in millions)

	December 31,
	2015	2014	2014
	Successor	Successor	Predecessor
ASSETS
Current Assets
Cash and cash equivalents	$15.3	$—	$7.1
Accounts receivable (net of allowance of $0.3, $0.0 and $0.4 at December 31, 2015 and 2014 (Successor) and December 31, 2014 (Predecessor))	77.2	—	113.6
Financing receivable	32.7	—	—
Inventories	100.2	—	178.5
Deferred income taxes	—	—	3.2
Prepaid expenses and other current assets	19.3	9.1	7.5
Total Current Assets	244.7	9.1	309.9
Property, plant and equipment, net	297.9	—	193.2
Intangible assets, net	15.0	—	—
Goodwill	104.3	—	—
Deferred income taxes	1.9	—	18.1
Other long-term assets	6.8	—	0.8
Total Assets	$670.6	$9.1	$522.0
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$100.4	$—	$117.1
Toll liability	8.2	—	10.1
Accrued liabilities	44.3	—	24.4
Long-term debt due within one year	2.3	—	1.4
Deferred income taxes	—	—	2.8
Total Current Liabilities	155.2	—	155.8
Deferred income taxes	7.5	—	6.4
Accrued pension benefits	38.0	—	45.5
Environmental liabilities	11.7	—	18.6
Long-term debt, net	312.1	—	2.7
Other long-term liabilities	5.4	—	8.7
Total Liabilities	529.9	—	237.7
Equity
Successor:
Common stock; $0.001 par value; 5,000 shares authorized; 1,000 shares issued; and 4,000 shares outstanding as of December 31, 2015 and 2014.	—	—	—
Paid-in capital	175.1	12.5	—
Accumulated deficit	(34.4)	(3.4)	—
Accumulated other comprehensive loss	(1.0)	—	—
Total equity attributable to Real Alloy Parent	139.7	9.1	—
Predecessor:
Net Aleris investment	—	—	307.5
Accumulated other comprehensive loss	—	—	(23.8)
Total equity attributable to Aleris	—	—	283.7
Noncontrolling interest	1.0	—	0.6
Total Equity	140.7	9.1	284.3
Total Liabilities and Equity	$670.6	$9.1	$522.0

The accompanying notes are an integral part of these audited consolidated and combined and consolidated financial statements.

REAL ALLOY HOLDING, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2015 AND

PERIOD OF INCEPTION THROUGH DECEMBER 31, 2014

and

GLOBAL RECYCLING AND SPECIFICATION ALLOYS

(CARVE-OUT OF CERTAIN OPERATIONS OF ALERIS CORPORATION)

COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS

PERIOD ENDED FEBRUARY 26, 2015 AND THE YEARS ENDED DECEMBER 31, 2014 AND 2013

(in millions)

	Year ended December 31,	Period of inception through December 31,	Period ended February 26,	Years ended December 31,
	2015	2014	2015	2014	2013
	Successor	Successor	Predecessor	Predecessor	Predecessor
Revenues from external customers	$1,145.6	$—	$230.5	$1,480.4	$1,464.7
Revenues from related parties	—	—	6.3	40.9	34.8
Total revenues	1,145.6	—	236.8	1,521.3	1,499.5
Cost of sales	1,074.3	—	223.1	1,430.6	1,417.3
Gross profit	71.3	—	13.7	90.7	82.2
Selling, general and administrative expenses	42.2	—	8.5	54.1	51.9
Losses (gains) on derivative financial instruments	4.2	—	(0.4)	0.4	0.7
Interest expense	35.0	—	—	—	—
Acquisition related expenses	8.9	3.4	—	—	—
Foreign exchange losses on intercompany loans	1.3	—	—	—	—
Other expense, net	6.6	—	0.1	4.9	5.3
Earnings (loss) before income taxes	(26.9)	(3.4)	5.5	31.3	24.3
Provision for income taxes	3.9	—	1.6	1.1	4.3
Net earnings (loss)	(30.8)	(3.4)	3.9	30.2	20.0
Net earnings attributable to noncontrolling interest	0.2	—	0.1	0.9	1.0
Net earnings (loss) attributable to parent	$(31.0)	$(3.4)	$3.8	$29.3	$19.0

The accompanying notes are an integral part of these audited consolidated and combined and consolidated financial statements.

REAL ALLOY HOLDING, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

YEAR ENDED DECEMBER 31, 2015 AND

PERIOD OF INCEPTION THROUGH DECEMBER 31, 2014

and

GLOBAL RECYCLING AND SPECIFICATION ALLOYS

(CARVE-OUT OF CERTAIN OPERATIONS OF ALERIS CORPORATION)

COMBINED AND CONSOLIDATED STATEMENTS OF COMPRENSIVE INCOME (LOSS)

PERIOD ENDED FEBRUARY 26, 2015 AND THE YEARS ENDED DECEMBER 31, 2014 AND 2013

(in millions)

	Year ended December 31,	Period of inception through December 31,	Period ended February 26,	Years ended December 31,
	2015	2014	2015	2014	2013
	Successor	Successor	Predecessor	Predecessor	Predecessor
Net earnings (loss)	$(30.8)	$(3.4)	$3.9	$30.2	$20.0
Other comprehensive income (loss), before tax:
Currency translation adjustments	(6.0)	—	(10.3)	(11.2)	1.1
Pension liability adjustments	7.1	—	0.2	(13.3)	2.6
Other comprehensive income (loss), before tax	1.1	—	(10.1)	(24.5)	3.7
Income tax expense (benefit) related to items of other comprehensive income	(2.1)	—	(0.1)	(3.3)	0.8
Other comprehensive income (loss), net of tax	(1.0)	—	(10.0)	(21.2)	2.9
Comprehensive income (loss)	(31.8)	(3.4)	(6.1)	9.0	22.9
Comprehensive income attributable to noncontrolling interest	0.2	—	0.1	0.9	1.0
Comprehensive income (loss) attributable to parent	$(32.0)	$(3.4)	$(6.2)	$8.1	$21.9

The accompanying notes are an integral part of these audited consolidated and combined and consolidated financial statements.

REAL ALLOY HOLDING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2015 AND

PERIOD OF INCEPTION THROUGH DECEMBER 31, 2014

and

GLOBAL RECYCLING AND SPECIFICATION ALLOYS

(CARVE-OUT OF CERTAIN OPERATIONS OF ALERIS CORPORATION)

COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

PERIOD ENDED FEBRUARY 26, 2015 AND THE YEARS ENDED DECEMBER 31, 2014 AND 2013

(in millions)

	Year ended December 31,	Period of inception through December 31,	Period ended February 26,	Years ended December 31,
	2015	2014	2015	2014	2013
	Successor	Successor	Predecessor	Predecessor	Predecessor
Operating activities
Net earnings (loss)	$(30.8)	$(3.4)	$3.9	$30.2	$20.0
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	36.0	—	4.1	25.6	21.6
Deferred income taxes	(3.2)	—	(0.4)	(10.9)	(1.6)
Amortization of debt issuance costs	4.3	—	—	—	—
Unrealized losses (gains) on derivative financial instruments	0.8	—	(1.4)	2.6	(0.8)
Amortization of the fair value adjustment of acquired inventory and supplies	9.2	—	—	—	—
Other	2.0	—	0.2	2.5	1.2
Changes in operating assets and liabilities:
Accounts receivable, net	3.6	—	(40.9)	13.6	9.8
Financing receivable	33.4	—	—	—	—
Inventories	45.6	—	9.9	(42.6)	(5.2)
Prepaid expenses and other current assets	4.1	—	1.9	—	—
Other long-term assets	(5.3)	—	(1.0)	(3.8)	0.2
Accounts payable	(8.7)	—	14.7	2.2	4.3
Accrued liabilities	23.9	—	(6.8)	(5.3)	9.4
Other long-term liabilities	1.0	—	(0.5)	—	—
Net cash provided by (used in) operating activities	115.9	(3.4)	(16.3)	14.1	58.9
Investing activities
Acquisition of a business, net of cash	(524.7)	—	—	—	—
Payments for property, plant and equipment	(26.0)	—	(8.5)	(31.9)	(37.4)
Proceeds from the sale of property, plant and equipment	—	—	—	—	0.9
Other, net	(0.6)	—	(0.1)	(0.5)	0.1
Net cash used in investing activities	(551.3)	—	(8.6)	(32.4)	(36.4)
Financing activities
Net transfers from (to) Aleris	—	—	28.1	20.2	(22.9)
Equity contribution from Real Industry	143.0	12.5	—	—	—
Proceeds from Asset-Based Facility, net of issuance costs	126.1	—	—	—	—
Repayments on capital leases and the Asset-Based Facility	(108.3)	—	—	—	—
Proceeds from Senior Secured Notes, net of issuance costs	290.2	—	—	—	—
Payments for deferred financing costs	—	(9.1)	—	—	—
Distributions to noncontrolling interest	—	—	—	(0.6)	(0.9)
Other	—	—	—	(1.5)	(0.2)
Net cash provided by (used in) financing activities	451.0	3.4	28.1	18.1	(24.0)
Effect of exchange rate differences on cash and cash equivalents	(0.3)	—	(0.1)	(0.3)	(0.1)
Net increase (decrease) in cash and cash equivalents	15.3	—	3.1	(0.5)	(1.6)
Cash and cash equivalents at beginning of period	—	—	7.1	7.6	9.2
Cash and cash equivalents at end of period	$15.3	$—	$10.2	$7.1	$7.6

The accompanying notes are an integral part of these audited consolidated and combined and consolidated financial statements.

REAL ALLOY HOLDING, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

YEAR ENDED DECEMBER 31, 2015 AND

PERIOD OF INCEPTION THROUGH DECEMBER 31, 2014

and

GLOBAL RECYCLING AND SPECIFICATION ALLOYS

(CARVE-OUT OF CERTAIN OPERATIONS OF ALERIS CORPORATION)

COMBINED AND CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

PERIOD ENDED FEBRUARY 26, 2015 AND THE YEARS ENDED DECEMBER 31, 2014 AND 2013

(in millions)

Net Aleris Investment	Accumulated Other Comprehensive Loss	Total Equity Attributable to Aleris	Noncontrolling Interest	Total Equity
Predecessor:
Balance at January 1, 2013	$261.9	$(5.5)	$256.4	$0.2	$256.6
Net earnings	19.0	—	19.0	1.0	20.0
Other comprehensive income	—	2.9	2.9	—	2.9
Distributions to noncontrolling interest	—	—	—	(0.9)	(0.9)
Net transfers to Aleris	(22.9)	—	(22.9)	—	(22.9)
Balance at December 31, 2013	258.0	(2.6)	255.4	0.3	255.7
Net earnings	29.3	—	29.3	0.9	30.2
Other comprehensive loss	—	(21.2)	(21.2)	—	(21.2)
Distributions to noncontrolling interest	—	—	—	(0.6)	(0.6)
Net transfers from Aleris	20.2	—	20.2	—	20.2
Balance at December 31, 2014	307.5	(23.8)	283.7	0.6	284.3
Net earnings	3.8	—	3.8	0.1	3.9
Other comprehensive loss	—	(10.0)	(10.0)	—	(10.0)
Net transfers from Aleris	28.1	—	28.1	—	28.1
Balance at February 26, 2015	$339.4	$(33.8)	$305.6	$0.7	$306.3

Common Stock	Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Equity Attributable to Real Alloy Parent	Noncontrolling Interest	Total Equity
Successor:
Capital contributions	$—	$12.5	$—	$—	$12.5	$—	$12.5
Net loss	—	—	(3.4)	—	(3.4)	—	(3.4)
Balance at December 31, 2014	—	12.5	(3.4)	—	9.1	—	9.1
Capital contributions	—	162.6	—	—	162.6	—	162.6
Business acquired	—	—	—	—	—	0.8	0.8
Net income (loss)	—	—	(31.0)	—	(31.0)	0.2	(30.8)
Other comprehensive loss	—	—	—	(1.0)	(1.0)	—	(1.0)
Balance at December 31, 2015	$—	$175.1	$(34.4)	$(1.0)	$139.7	$1.0	$140.7

The accompanying notes are an integral part of these audited consolidated and combined and consolidated financial statements.

NOTES TO AUDITED FINANCIAL STATEMENTS

REAL ALLOY HOLDING, INC.

AS OF DECEMBER 31, 2015 AND DECEMBER 31, 2014

AND FOR THE YEAR ENDED DECEMBER 31, 2015 AND

PERIOD OF INCEPTION THROUGH DECEMBER 31, 2014

and

GLOBAL RECYCLING AND SPECIFICATION ALLOYS

(CARVE-OUT OF CERTAIN OPERATIONS OF ALERIS CORPORATION)

AS OF DECEMBER 31, 2014 AND FOR THE PERIOD ENDED FEBRUARY 26, 2015

AND THE YEARS ENDED DECEMBER 31, 2014 AND 2013

1.	BASIS OF PRESENTATION

Nature of Operations

The accompanying financial statements include the historical accounts of Real Alloy Holding, Inc. (”Real Alloy,” “Successor,” “we,” “us,” or “our” ) a wholly owned subsidiary of Real Alloy Intermediate Holdings, LLC (“Real Alloy Parent”), as of December 31, 2015 and 2014 and for the year ended December 31, 2015 and the period of September 25, 2014 (inception of Real Alloy) through December 31, 2014, and the historical combined and consolidated accounts of the Global Recycling and Specification Alloys business (“GRSA,” the “GRSA Business,” or “Predecessor”) of Aleris Corporation (“Aleris,” or the “GRSA Parent”) as of December 31, 2014 and for the period ended February 26, 2015 and the two years ended December 31, 2014. Real Alloy Parent is a wholly owned subsidiary of Real Industry, Inc. (“Real Industry” or the “Ultimate Parent”). Our operations include aluminum processing and recycling activities as well as specification alloy manufacturing and are comprised of two geographic operating segments located in North America and Europe. Real Alloy was formed for the purpose of acquiring the GRSA Business from Aleris, which was finalized on February 27, 2015. See Note 3, “Business Combinations” for additional information regarding the acquisition of GRSA.

The Real Alloy North America (“RANA”) segment includes aluminum melting, processing, recycling, and alloying activities. It consists of eighteen facilities located in the United States, Canada and Mexico. This segment’s operations convert aluminum scrap and dross (a by-product of melting aluminum) and combine these materials with other alloying agents, hardeners, or other additives, as needed, to produce recycled aluminum alloys with chemical compositions and specific properties, including increased strength, formability and wear resistance, as specified by customers for their particular applications. RANA services customers serving end-uses related to automotive, consumer packaging, construction, transportation and steel.

The Real Alloy Europe (“RAEU”) segment’s operations primarily convert aluminum scrap, dross and other alloying agents as needed and deliver the recycled metal in ingot or molten form to our customers from six facilities located in Germany, Norway and Wales. RAEU supplies the European automobile industry and other aluminum producers and manufacturers serving other European aluminum industries.

A significant percentage of our volume is sold through tolling arrangements, in which customer-owned scrap and dross is converted and the recycled metal is returned in ingot or molten form to customers for a fee. Certain of these arrangements permit us to utilize the scrap provided by commingling with purchased scrap. In such situations, we take ownership of the metal and record a liability for the metal value to be returned to the customer. The value of these obligations is classified as “Toll liability” in the accompanying balance sheets.

Basis of Presentation

As described above, Real Alloy was formed for the purpose of acquiring the GRSA Business from Aleris and did not have any operations prior to the finalization of the acquisition on February 27, 2015. Accordingly, the GRSA Business has been presented herein as the Predecessor entity to Real Alloy. As financial information of the Predecessor is required for all periods before the succession, with no lapse in audited periods or omission of other information, these financial statements have been presented as of December 31, 2015 and 2014 and for the year ended December 31, 2015 and the period of inception through December 31, 2014, for the Successor, and as of December 31, 2014 and for the period ended February 26, 2015 and the years ended December 31, 2014 and 2013, for the Predecessor. References herein to the “period ended February 26, 2015” for the Predecessor pertain to the period from January 1, 2015 to February 26, 2015 (immediately prior to the finalization of the acquisition).

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) from the consolidated financial statements and accounting records of Real Alloy for the Successor periods and from the combined and consolidated financial statements and accounting records of Aleris using the historical results of operations and historical cost basis of the combined and consolidated assets and liabilities of Aleris that comprised the GRSA Business for the Predecessor periods (collectively the “financial statements”). Upon the acquisition of the GRSA Business by Real Alloy we recorded the assets and liabilities of the GRSA Business at fair value under ASC 805 “Business Combinations.” This results in a lack of comparability of the financial statements from the Predecessor to Successor periods. See Note 3, “Business Combinations” for the effects of the application of ASC 805 to the Successor financial statements.

The Predecessor’s combined and consolidated financial statements include the assets, liabilities, revenues and expenses that were specifically identifiable to the GRSA Business. In addition, certain costs incurred by the GRSA Parent through February 26, 2015 were allocated to GRSA, and were derived from multiple levels of the Aleris organization reflecting shared corporate and other management expenses. Through February 26, 2015, GRSA’s operations were dependent upon Aleris and its subsidiaries’ ability to perform certain services and support functions. The costs associated with these services and support functions have been allocated to GRSA using the most meaningful allocation methodologies, based primarily on the proportionate revenue, cost of sales, assets or headcount of the GRSA Business compared to Aleris and/or its subsidiaries. These allocated costs primarily relate to corporate administrative expenses, employee related costs, including stock-based compensation and other benefits for corporate and shared employees, and rental and usage fees for shared assets for the following functional groups: information technology, legal services, accounting and finance services, human resources, marketing, credit and collections, treasury, internal audit, purchasing, and other corporate and infrastructure services.

Income taxes have been accounted for in these financial statements as described in Note 2, “Summary of Significant Accounting Policies” and Note 12, “Income Taxes.”

The Predecessor used Aleris’s centralized processes and systems for cash management, payroll, purchasing and distribution. As a result, substantially all cash received by GRSA was deposited in and commingled with Aleris’s general corporate funds and was not specifically allocated to GRSA.

All significant intercompany transactions between the GRSA Business and the GRSA Parent have been included in the Predecessor’s combined and consolidated financial statements and are considered to be effectively settled for cash at the time the business combination was recorded. The total net settlement of these intercompany transactions is reflected in the Predecessor’s Combined and Consolidated Balance Sheet as “Net Aleris investment.” The “Net Aleris investment” represents the cumulative net investment by Aleris in the Predecessor, inclusive of cumulative operating results.

Management believes the assumptions and allocations underlying the Predecessor’s combined and consolidated financial statements are reasonable and appropriate under the circumstances. The expenses and cost allocations have been determined on a basis considered by Aleris to be a reasonable reflection of the use of services provided to or the benefit received by GRSA during the periods presented relative to the total costs incurred by Aleris. However, the amounts recorded for these transactions and allocations are not necessarily representative of the amounts that would have been reflected in the financial statements had GRSA been an entity that operated independently of Aleris or had GRSA been acquired by Real Alloy on a date prior to February 27, 2015. Consequently, future results of operations of Real Alloy following the business combination include costs and expenses that may be materially different than GRSA’s historical results of operations, financial position and cash flows. Accordingly, the Predecessor combined and consolidated financial statements for these periods may not be indicative of Real Alloy’s future results of operations, financial position or cash flows.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Accounting Estimates

Management has made a number of estimates and assumptions relating to the reporting of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in accordance with GAAP. Significant areas requiring the use of management estimates relate primarily to valuation of long-lived assets, including goodwill and intangible assets, environmental liabilities, asset retirement obligations, pension benefits, litigation reserves, and the valuation of deferred income taxes. Actual results could differ from those estimates.

Principles of Combination and Consolidation

The accompanying financial statements include the accounts of the operations comprising Real Alloy on a consolidated basis for the Successor periods and the accounts and operations comprising the GRSA Business on a combined and consolidated basis for the Predecessor periods. In all cases, intercompany balances and transactions with other combined and consolidated entities have been eliminated. For the Predecessor periods, intragroup transactions with Aleris entities are shown separately in the combined and consolidated statements of operations and are further discussed in Note 18, “Related Party Transactions.”

Revenue Recognition and Shipping and Handling Costs

Revenues are recognized when title transfers and the risk of loss passes to the customer. This typically occurs when the goods reach their destination, depending on individual shipping terms. For customer-owned toll material, revenue is recognized upon the performance of the tolling service for the customers. For material that is consigned, revenue is not recognized until the product is used by the customer. Shipping and handling costs are included within cost of sales in the statements of operations.

During the year ended December 31, 2015 (Successor), one customer accounted for approximately 14.4% of consolidated revenues, and the top ten customers accounted for 60.5% of consolidated revenues.

Business combinations

Business combinations are accounted for using the acquisition method where the purchase price paid is allocated to the assets acquired and liabilities assumed, and noncontrolling interest, if applicable, based on their estimated fair values. Any excess purchase price over the fair value of the net assets acquired is recorded as goodwill.

Cash Equivalents

Cash and cash equivalents include cash on hand, cash on deposit at financial institutions and other short-term liquid investments. Cash and cash equivalents are stated at cost, which approximates fair value. All highly liquid investment instruments with maturities of three months or less at the acquisition date are classified as cash equivalents. Cash that is subject to legal restrictions or is unavailable for general operating purposes is considered restricted cash and classified in other assets.

Accounts Receivable Allowances and Credit Risk

Credit is extended to our customers based on an evaluation of their financial condition; generally, collateral is not required. We maintain an allowance against our accounts receivable for the estimated probable losses on uncollectible accounts. The allowance is based upon our historical loss experience, current economic conditions within the industries we serve as well as our determination of the specific risk related to certain customers. Accounts receivable are charged off against the reserve when, in management’s estimation, further collection efforts would not result in a reasonable likelihood of receipt, or later as proscribed by statutory regulations. The movement of the accounts receivable allowances is as follows:

	Year ended December 31,	Period of inception through December 31,	Period ended February 26,	Years ended December 31,
	2015	2014	2015	2014	2013
(in millions)	Successor	Successor	Predecessor	Predecessor	Predecessor
Balance at beginning of the period	$—	$—	$0.4	$0.4	$0.4
Expenses for uncollectible accounts, sales returns and allowances, net of recoveries	0.3	—	—	2.5	2.1
Receivables written off against the valuation reserve	—	—	—	(2.5)	(2.1)
Balance at end of the period	$0.3	$—	$0.4	$0.4	$0.4

As of December 31, 2015, two customers accounted for more than 10% of our accounts receivable, both were less than 20% and the top ten customers represented approximately 59.7% of the total accounts receivable.

Financing Receivable

Real Alloy has an agreement to sell certain of its trade accounts receivables in Europe. The agreement results in true sales of transferred receivables, as defined in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 860, Transfers and Servicing, which occurs when receivables are transferred to a purchaser without recourse. Such amounts are reported as “Financing receivable” in the Successor’s consolidated balance sheets until proceeds from such sales are received from the counterparty, and are categorized as a Level 2 measurement in the fair value hierarchy. Cash proceeds from such sales are generally received within thirty days and are included in operating cash flows.

The transferred receivables are isolated from Real Alloy’s accounts, as debtors pay into a segregated escrow account maintained by the counterparty. Real Alloy maintains continuing involvement with the transferred receivables through limited servicing obligations, primarily related to recordkeeping. Real Alloy retains no right to the receivables, or associated collateral, and does not collect a servicing fee. Following transfer, Real Alloy has no further rights to receive any cash flows or other benefits from the transferred receivables and has no further obligations to provide additional cash flows or other assets to any party related to the transfer.

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is determined primarily on the average cost method and includes material, labor and overhead related to the manufacturing process, as applicable.

During the year ended December 31, 2015 (Successor), no single supplier represented more than 10% of metal purchases and the top ten suppliers accounted for 22.0% of total metal purchases.

Property, Plant and Equipment, net

Property, plant and equipment, net is stated at cost, net of depreciation and asset impairments. The cost of property, plant and equipment acquired in business combinations represents the fair value of the acquired assets at the time of acquisition.

The fair value of asset retirement obligations are capitalized to the related long-lived asset at the time the obligation is incurred and is depreciated over the remaining useful life of the related asset.

Major renewals and improvements that extend an asset’s useful life are capitalized to property, plant and equipment. Major repair and maintenance projects are expensed over periods not exceeding 18 months while normal maintenance and repairs are expensed as incurred. Depreciation is primarily computed using the straight-line method over the estimated useful lives of the related assets, as follows:

Buildings and improvements	5 - 33 years
Production equipment and machinery	2 - 25 years
Office furniture, equipment and other	3 - 10 years

The construction costs of landfills used to store by-products of the recycling process are depreciated as space in the landfills is used based on the unit of production method. Additionally, used space in the landfill is determined periodically either by aerial photography or engineering estimates.

Property, plant and equipment, identifiable intangible assets, and other long-lived assets that have definite lives are evaluated for impairment when events or changes in circumstances, or a triggering event, indicate that the carrying value of the assets may not be recoverable. Upon the occurrence of a triggering event, the impacted assets are reviewed to assess whether the undiscounted cash flows expected for the use of the asset, plus residual value from the ultimate disposal, exceeds the carrying value of the assets. If the carrying value exceeds the estimated recoverable amounts, the assets are written down to fair value. For the years ended December 31, 2015, 2014 and 2013, no impairment on property, plant and equipment, identifiable intangible assets, or other long-lived assets has been recognized for the Successor or Predecessor.

Goodwill and intangible assets

Goodwill is tested for impairment as of October 1 of each year and may be tested more frequently if changes in circumstances or the occurrence of events indicates that a potential impairment exists. We evaluate goodwill based upon our reporting units, which are defined as operating segments.

The impairment test is a two-step process, which requires us to make judgments in determining what assumptions to use in the calculations. The first step of the process consists of estimating the fair value of each reporting unit based on discounted cash flow (“DCF”) models and guideline public company (“GPC”) information, using revenue and profit forecasts, and comparing those estimated fair values with the carrying values, which include allocated goodwill. These projections include assumptions about prices, margins and other operating costs. Other key assumptions included in the fair value of our reporting units include estimated cash flow periods, terminal values based on our anticipated growth rate and the discount rate used, which is based on our current cost of capital, adjusted for the risks associated with our operations. If the determined fair value is less than the carrying value, a second step is performed to compute the amount of the impairment by determining an “implied fair value” of goodwill, which is compared to the corresponding carrying value. See Note 7, “Goodwill and Intangible Assets, Net” for additional information about the results of the annual impairment tests.

Intangible assets consist primarily of customer relationships recognized in business combinations. Intangible assets with finite lives are amortized over their estimated useful lives, which represent the period over which the asset is expected to contribute directly or indirectly to future cash flows. Intangible assets with finite lives are reviewed for impairment whenever events and circumstances indicate the carrying value of such assets or liabilities may not be recoverable and exceed their fair value. If an impairment loss exists, the carrying amount of the intangible asset is adjusted to a new cost basis. The new cost basis is amortized over the remaining useful life of the asset. Tests for impairment or recoverability require significant management judgment, and future events affecting cash flows and market conditions could adversely impact the valuation of these assets and result in impairment losses.

For the year ended December 31, 2015 (Successor), no impairment has been recognized on identifiable intangible assets or goodwill.

Stock-Based Compensation (Predecessor)

Aleris recognized compensation expense for stock options, restricted stock units and restricted shares under the provisions of ASC 718, “Compensation—Stock Compensation,” using the non-substantive vesting period approach, in which the expense (net of estimated forfeitures) is recognized ratably over the requisite service period based on the grant date fair value. The fair value of each new stock option was estimated by Aleris management on the date of grant using a Black-Scholes model and estimates for the average risk-free interest rate, dividend yield, volatility, annual forfeiture rate, and exercise behavior. The fair value of restricted stock units and restricted shares were estimated by Aleris management based on the estimated fair value of Aleris’s common stock on the date of grant.

Total stock-based compensation expense allocated in the Predecessor period from the GRSA Parent included in “Selling, general and administrative expenses” in the combined and consolidated statements of operations for the period ended February 26, 2015 and the years ended December 31, 2014 and 2013 was $0.5 million, $3.9 million and $4.8 million, respectively.

Deferred Financing Costs

Costs related to the issuance of long-term debt are capitalized and classified as a reduction of the associated debt in the consolidated balance sheets and are amortized over the term of the related debt agreements as interest expense using the effective interest method. Costs related to the Factoring Facility are capitalized and classified as other assets in the consolidated balance sheets and are amortized over the term of the arrangement on a straight-line basis as interest expense.

Derivatives and Hedging

We engage in activities that expose us to various market risks, including changes in the prices of aluminum alloys, scrap aluminum, copper, zinc, other alloying agents and natural gas, as well as changes in currency exchange rates. Certain of these financial exposures are managed as an integral part of our risk management program, which seeks to reduce the potentially adverse effects that the volatility of the markets may have on operating results. Real Alloy may enter into forward contracts or swaps to manage exposure to market risk. Through February 26, 2015, the GRSA Parent, through its wholly owned subsidiary, Aleris RM, Inc., entered into forward contracts with the GRSA Business to manage exposure to market risk. Aleris RM, Inc. also entered into third-party forward contracts. The fair value of these instruments is reflected in the combined and consolidated balance sheet and the impact of these instruments is reflected in the combined and consolidated statements of operations of the Predecessor. Neither Aleris nor the GRSA Business held or issued derivative financial instruments for trading purposes. Real Alloy does not hold or issue derivative financial instruments for trading purposes.

The fair values of derivative financial instruments are recognized as assets or liabilities at the balance sheet date. Fair values for our metal and natural gas derivative financial instruments are determined based on the differences between contractual and forward rates of identical hedge positions as of the balance sheet date. In developing these fair values, Real Alloy includes an estimate of the risk associated with nonperformance by either its counterparty or itself. See Note 11, “Derivatives,” for additional information about our derivative financial instruments.

Real Alloy does not and the GRSA Business did not account for its derivative financial instruments as hedges. The changes in fair value of derivative financial instruments not accounted for as hedges and the associated gains and losses realized upon settlement are recorded in “Losses (gains) on derivative financial instruments” in the statements of operations. All realized gains and losses are included within “Operating cash flows” in the statements of cash flows. Real Alloy is exposed to losses in the event of nonperformance by its derivative counterparties. The counterparties’ creditworthiness is monitored on an ongoing basis, and credit levels are reviewed to ensure appropriate concentrations of credit outstanding to any particular counterparty. Although nonperformance by counterparties is possible, we do not currently anticipate nonperformance by any of these parties.

Currency Translation

Certain of Real Alloy’s international subsidiaries use the local currency as their functional currency. Substantially all of the amounts included in the statements of operations from our international subsidiaries are translated into U.S. dollars at average monthly exchange rates, which management believes is representative of the actual exchange rates on the dates of the transactions. Adjustments resulting from the translation of the assets and liabilities into U.S. dollars at the balance sheet date exchange rates are reflected as a separate component of equity. Currency translation adjustments accumulate in equity until the disposition or liquidation of the international entities. Currency transactional gains and losses associated with receivables and payables denominated in currencies other than the functional currency are included within “Other expense, net” in the statements of operations. The translation of accounts receivables and payables denominated in currencies other than the functional currencies resulted in transactional losses of $0.3 million and $0.0 million for the year ended December 31, 2015 and the period of inception through December 31, 2014, respectively, for the Successor, and $0.2 million, $0.6 million and $0.9 million for the period ended February 26, 2015 and the years ended December 31, 2014 and 2013, respectively, for the Predecessor.

Additionally, in the Successor periods, Real Alloy maintains intercompany long-term loans between its U.S. and foreign jurisdiction entities, which were established in the subsidiaries’ functional currency and due to their long-term nature, any currency related effects are recorded as a component of accumulated other comprehensive loss. The effects of exchange rates on intercompany loans held by Real Alloy’s international subsidiaries that are not long-term in nature are recognized in current period earnings. During the year ended December 31, 2015 (Successor), there were $1.3 million of foreign exchange losses on intercompany loans.

Income Taxes

The provision for income taxes, as presented herein, is calculated as if Real Alloy completes a separate tax return apart from Real Industry, although Real Alloy was included in Real Industry’s 2015 U.S. federal and state income tax returns, and as if the GRSA Business completed a separate tax return apart from Aleris, although the GRSA Business was included in the Aleris 2015, 2014 and 2013 U.S. federal and state income tax returns and non-U.S. jurisdiction tax returns. Income taxes are accounted for using the asset and liability method, whereby deferred income taxes reflect the tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In valuing deferred tax assets, judgment is used in determining if it is more likely than not that some portion or all of a deferred tax asset will not be realized and the amount of the required valuation allowance. Successor and Predecessor income taxes currently payable were deemed to have been remitted to Real Industry or Aleris in the period the liability arose and any income taxes currently receivable were deemed to have been received from Real Industry or Aleris in the period that a refund could have been recognized by Real Alloy or the GRSA Business had Real Alloy or the GRSA Business been a separate taxpayer.

Tax benefits from uncertain tax positions are recognized in the financial statements when it is more likely than not that the position is sustainable, based solely on its technical merits and considerations of the relevant taxing authority, widely understood practices and precedents. Interest and penalties related to uncertain tax positions are recognized within “Provision for income taxes” in the statements of operations.

Pension Benefits

Real Alloy measures the costs of its obligations for under defined pension plans based on its health care cost trends and actuarial assumptions, including discount rates, mortality rates, assumed rates of return, compensation increases, and turnover rates. Pension benefit costs are accrued based on annual analyses performed by actuaries. These analyses are based on assumptions including a discount rate and the expected rate of return on plan assets. Both the discount rate and expected rate of return on plan assets require estimates and projections by management and can fluctuate from period to period. Real Alloy’s objective in selecting a discount rate is to select the best estimate of the rate at which the benefit obligations could be effectively settled. In making this estimate, projected cash flows are developed and matched with a yield curve based on an appropriate universe of high-quality corporate bonds. Assumptions for long-term rates of return on plan assets are based upon historical returns and future expectations for returns (calculated using the fair value of plan assets). See Note 3, “Business Combinations” and Note 14, “Employee Benefit Plans” for more information about the assumptions used to determine the pension benefit obligation.

Management reviews its assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends when it is appropriate to do so. The effect of modifications to those assumptions is recorded in accumulated other comprehensive income (loss) and amortized to net periodic cost over future periods using the corridor method. Real Alloy believes that the assumptions utilized in recording its obligations under its plans are reasonable based on its experience and market conditions. Net periodic costs are recognized as employees render the services necessary to earn these post-retirement benefits. Management does not believe differences in actual experience or reasonable changes in assumptions will materially affect Real Alloy’s financial position or results of operations.

Management believes these assumptions are appropriate; however, the actuarial assumptions used to determine pension benefits may differ from actual results due to changing market and economic conditions, higher or lower withdrawal rates, or longer or shorter life spans of participants. Management does not believe differences in actual experience or reasonable changes in assumptions will materially affect Real Alloy’s financial position or results of operations.

Environmental and Asset Retirement Obligations

Environmental obligations that are not legal or contractual asset retirement obligations and that relate to existing conditions caused by past operations with no benefit to future operations are expensed, while expenditures that extend the life, increase the capacity or improve the safety of an asset, or mitigate or prevent future environmental contamination are capitalized in property, plant and equipment. Obligations are recorded when their occurrence is probable and the associated costs can be reasonably estimated. While accruals are based on management’s current best estimate of the future costs of remedial action, these liabilities can change substantially due to factors such as the nature and extent of contamination, changes in the required remedial actions and technological advancements. Existing environmental liabilities are not discounted to their present values, as the amount and timing of the expenditures are not fixed or reliably determinable. Environmental liabilities that represent short-term remediation costs are classified in accrued liabilities.

Asset retirement obligations represent the present value of estimated future obligations associated with the retirement of tangible long-lived assets. Our asset retirement obligations relate primarily to capping our three landfills, as well as costs related to the future removal of asbestos and underground storage tanks at various recycling facilities. The estimated fair value of such legal obligations is recognized in the period in which the obligations are incurred, and capitalized as part of the carrying amount of the associated long-lived asset. These estimated fair values are based upon the present value of future cash flows expected to be required to satisfy the obligations. Determining the estimated fair value of asset retirement obligations requires judgment, including estimates of the credit adjusted interest rate and estimates of future cash flows. Estimates of future cash flows are obtained primarily from engineering consulting firms. The present value of the obligations is accreted over time while the capitalized costs are depreciated over the remaining estimated useful life of the related asset. Short-term asset retirement obligations are classified in accrued liabilities, while long-term asset retirement obligations are classified as other noncurrent liabilities.

New Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU No. 2014-09”), which was the result of a joint project by the FASB and International Accounting Standards Board to clarify the principles for recognizing revenue and to develop a common revenue standard for GAAP and International Financial Reporting Standards. The issuance of a comprehensive and converged standard on revenue recognition is expected to enable financial statement users to better understand and consistently analyze an entity’s revenue across industries, transactions and geographies. The standard will require additional disclosures to help financial statement users better understand the nature, amount, timing, and potential uncertainty of the revenue that is recognized. ASU No. 2014-09 will be effective for Real Alloy on January 1, 2018, and will require either retrospective application to each prior reporting period presented or retrospective application with the cumulative effect of initially applying the standard recognized at the date of adoption. Management is currently evaluating the impact the application of ASU No. 2014-09 will have on Real Alloy’s financial statements and disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”), to make leasing activities more transparent and comparable, and requires substantially all leases be recognized by lessees on their balance sheet as a right-of-use asset and corresponding lease liability, including leases currently accounted for as operating leases. ASU 2016-02 is effective for all interim and annual reporting periods beginning after December 15, 2018, and early adoption is permitted. We are currently evaluating the impact of ASU 2016-02 on Real Alloy’s consolidated financial statements and disclosures.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”), which provides for the simplification of reporting deferred income taxes in the balance sheet. ASU 2015-17 requires that deferred taxes be reported as noncurrent assets and liabilities when presented in a classified balance sheet. ASU 2015-17 is effective for fiscal years beginning after December 15, 2016, and interim periods within those annual periods, with early application permitted. ASU 2015-17 may be applied either prospectively to all deferred tax assets and liabilities, or retrospectively to all periods presented. We adopted the prospective guidance provided in ASU 2015-17 at December 31, 2015. The deferred tax balances at December 31, 2014 for the Predecessor have not been adjusted related to the adoption of this guidance.

In September 2015, the FASB issued ASU 2015-16, Business Combinations (Topic 805) (“ASU 2015-16”), which provides that an acquirer recognize adjustments to provisional amounts during the measurement period in which the adjustments are identified. ASU 2015-16 requires that an acquirer record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed as of the acquisition date. ASU 2015-16 requires an entity to present separately on the face of the statements of operations, or disclose in the notes, the portion of the amount recorded in current period earnings, by line item, that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. ASU 2015-16 is effective for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. We adopted the guidance provided in ASU 2015-16 in the year ended December 31, 2015, and such guidance had no impact on Real Alloy’s consolidated financial statements.

In April 2015, the FASB issued ASU 2015-03, Interest—Imputation of Interest (Topic 835-30) (“ASU 2015-03”), and in August 2015, the FASB issued ASU 2015-15, Interest—Imputation of Interest (Topic 835-30) (“ASU 2015-15”). Both updates relate to the presentation and recognition of debt issuance costs. ASU 2015-15 provides that given the absence of authoritative guidance within ASU 2015-03, for debt issuance costs related to line-of-credit arrangements, the SEC staff would not object to an entity deferring and presenting the debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. Real Alloy’s presentation of debt issuance costs associated with line-of-credit arrangements follows the guidance of ASU 2015-03 and ASU 2015-15 and, therefore, had no impact on our consolidated financial statements.

In July 2015, the FASB issued ASU 2015- 11, Inventory (Topic 330) (“ASU 2015-11”), which provides that an entity measure inventory at the lower of cost or net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. ASU 2015-11 will be effective for fiscal years beginning after December 15, 2016, will be applied prospectively, and early adoption is permitted as of the beginning of an interim or annual period. We adopted the guidance of ASU 2015-11 in the year ended December 31, 2015, and it did not have a material impact on Real Alloy’s financial statements or disclosures.

3.	BUSINESS COMBINATIONS

On February 27, 2015, Real Alloy acquired 100% of the voting interests of the GRSA Business from Aleris (the “Transaction”), under a purchase agreement (the “Real Alloy Purchase Agreement”). Upon closing of the Transaction, $496.2 million was paid to Aleris, and an additional $5.0 million of cash and redeemable preferred stock issued by Real Industry with a liquidation value of $25.0 million (the “Redeemable Preferred Stock”) was placed into escrow to satisfy the indemnification obligations of Aleris under the Real Alloy Purchase Agreement, in which Aleris has agreed to indemnify Real Alloy and its affiliates for certain claims and losses. During the second quarter, an additional $31.3 million of the purchase price was paid representing the initial working capital adjustment under the Real Alloy Purchase Agreement. The final working capital adjustment totaled $2.4 million and was paid on September 3, 2015.

As part of the Transaction, Real Alloy and Aleris entered into a transition services agreement (“TSA”), under which Aleris provides certain customary post-closing transition services to Real Alloy, including information technology services, treasury services, accounts payable, cash management and payroll, credit/collection services, environmental services, and human resource services for periods ranging from three to twenty-four months following the acquisition date. For the year ended December 31, 2015, Real Alloy incurred $7.4 million of transition services expenses under the TSA.

The Successor incurred acquisition and financing-related costs and expenses associated with the Real Alloy Acquisition totaling approximately $8.9 million and $3.4 million during the year ended December 31, 2015 and the period of inception through December 31, 2014, respectively, which are disclosed separately in the consolidated statements of operations.

The acquisition was accounted for as a business combination, with the purchase price allocated based on the estimated fair values of the assets acquired and liabilities assumed, with goodwill totaling $104.6 million. Goodwill was allocated to our reporting units, Real Alloy North America (“RANA”) and Real Alloy Europe (“RAEU”), as of the acquisition date on a relative fair value basis, with $95.4 million and $9.2 million allocated to RANA and RAEU, respectively. See Note 15, “Segment and Geographic Information” for additional information about our reportable segments.

The following tables provide summary information about the purchase consideration, identifiable assets acquired, liabilities assumed, and goodwill.

(in millions)
Purchase consideration:
Cash paid at closing	$501.2
Fair value of Redeemable Preferred Stock of Ultimate Parent issued	19.6
Initial working capital adjustment	31.3
Final working capital adjustment	2.4
Total purchase consideration	$554.5

Purchase price allocation:
Assets:
Cash and equivalents	$10.2
Accounts receivable	150.1
Inventories	157.7
Property, plant and equipment	311.7
Deferred income taxes	0.7
Prepaid expenses and other current assets	19.9
Identifiable intangible assets	17
Total assets	667.3
Liabilities:
Accounts payables	112.4
Accrued liabilities	26.9
Accrued pension benefits	46.0
Environmental liabilities	12.1
Noncurrent asset retirement obligations	5.9
Deferred income taxes	7.5
Other	6.6
Total liabilities	217.4
Estimated fair value of net assets acquired	$449.9

Total purchase consideration	$554.5
Estimated fair value of net assets acquired	449.9
Goodwill	$104.6

The estimated fair value of accounts receivable is based on the undiscounted receivables management expected to receive from the $150.4 million of total accounts receivable at the acquisition date. Due to the short-term nature of the receivables, the undiscounted receivables expected to be collected are estimated to approximate fair value.

Inventories include the estimated fair value of finished goods, work in process and raw materials. The estimated fair value of finished goods was based on analyses of future selling prices and the profit associated with the manufacturing effort. The estimated fair value of work in process considered costs to complete to finished goods and was based on analyses of future selling prices and the profit associated with the manufacturing effort. The estimated fair value of raw materials was based on replacement cost. The $157.7 million of estimated fair value of inventories includes $4.2 million in fair value adjustments, all of which was amortized as noncash charges in cost of sales during the year ended December 31, 2015. See Note 5, “Inventories” for additional information about inventory as of December 31, 2015.

Property, plant and equipment includes land, site improvements, buildings and building improvements, and machinery, equipment, furniture and fixtures. The estimated fair value of property, plant and equipment was based on appraisals and replacement cost analyses. The estimated fair value of construction in progress was based on replacement cost, which approximated carrying value. See Note 6, “Property, Plant and Equipment, Net” for additional information about property, plant and equipment as of December 31, 2015.

The fair value of property, plant and equipment acquired was estimated as follows:

(in millions)	Estimated Fair Value
Land and improvements	$62.9
Buildings and improvements	56.6
Machinery, equipment, furniture and fixtures	181.9
Construction work in progress	10.3
Property, plant and equipment	$311.7

Identifiable intangible assets represent the estimated fair value of customer relationships. The valuation of intangible assets acquired was based on management’s estimates, available information, and reasonable and supportable assumptions and used an excess earnings approach. Significant assumptions included forecast revenues, customer retention rates and profit margins, a discount rate of 13.5% based on our overall cost of equity, adjusted for perceived business risks related to these customer relationships, and an estimated economic useful life of twenty years. Due to uncertainties related to the expected cash flows, the customer relationships are amortized on a straight-line basis over the weighted average life of the expected cash flows, or seven years. See Note 7, “Goodwill and Intangible Assets, Net” for additional information about intangible assets as of December 31, 2015.

The fair value of prepaid expenses and other assets includes a $6.4 million fair value adjustment related to inventory supplies, which under Aleris’s accounting policy had been expensed, but remained available for use as of the acquisition date. The estimated fair value of the supplies was based on replacement cost. $5.6 million of the fair value adjustment related to supplies was amortized as noncash charges in cost of sales during the year ended December 31, 2015.

The fair value of accounts payables and accrued liabilities were estimated to approximate carrying value due to the short-term nature of the liabilities, except for the toll liability, which was adjusted by $0.6 million as part of the inventory fair value adjustment, all of which was recognized in cost of sales in the year ended December 31, 2015. See Note 9, “Accrued Liabilities” for additional information about accrued liabilities as of December 31, 2015.

Accrued pension benefits include defined benefit plans for German employees. The plans are based on final pay and service, but some senior officers are entitled to receive enhanced pension benefits. Benefit payments are financed, in part, by contributions to a relief fund that establishes a life insurance contract to secure future pension payments. Based on statutory pension contribution calculations proscribed under German law, the plans are substantially underfunded. The unfunded statutory accrued pension costs are covered under a pension insurance association under German law should Real Alloy, or its subsidiaries, be unable to fulfill their pension obligations. See Note 14, “Employee Benefit Plans” for additional information about our pension benefit obligations.

The following assumptions were utilized to measure accrued pension benefits as of the Transaction date:

Discount rate	1.7%
Rate of compensation increase	3.0%
Pension increase	1.8%
Turnover	2.0%

Environmental liabilities represent estimated reserves for long-term environmental remediation costs that have been recognized based on the guidance in FASB ASC 450, “Contingencies,” and FASB ASC 410, “Asset Retirement and Environmental Obligations.” Real Alloy is subject to various environmental laws and regulations governing, among other things, the handling, disposal and remediation of hazardous substances and wastes, and employee safety. Short-term environmental remediation costs totaling $3.2 million are classified in accrued liabilities as of the acquisition date. Given the changing nature of environmental legal requirements, Real Alloy may be required to take environmental control measures at some of its facilities to meet future requirements. See Note 13, “Commitments and Contingencies” for additional information regarding environmental liabilities.

The estimated fair value of the Redeemable Preferred Stock issued by the Ultimate Parent was determined based on a discounted cash flow using estimates of market rates and redemption probabilities.

Deferred income taxes represent the differences between the book and tax bases of the assets acquired, which as of the acquisition date totaled $0.7 million of deferred tax assets and $7.5 million of deferred tax liabilities in Germany, the United Kingdom, Norway, Canada and Mexico. As a result of an election under section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), the tax bases of U.S. assets acquired and most liabilities assumed were adjusted to the acquisition date fair values. Approximately $66.3 million of the goodwill is expected to be deductible for U.S. income tax reporting purposes. See Note 12, “Income Taxes” for additional information regarding deferred income taxes as of December 31, 2015.

Other liabilities assumed include asset retirement obligations, which represent obligations associated with the retirement of tangible long-lived assets and, primarily relate to the requirement to cap three landfills, as well as costs related to the future removal of asbestos and underground storage tanks at various facilities. The estimated fair value of the asset retirement obligations assumed is based upon the present value of the future cash flows expected to be required to satisfy the obligation using discount rates ranging from 6.7% to 13.2%. Determining the fair value of asset retirement obligations requires judgment, including estimates of the credit adjusted interest rate and estimates of future cash flows. The present value of the obligations is accreted over the useful life of the associated assets. See Note 10, “Asset Retirement Obligations” for additional information about the asset retirement obligations as of December 31, 2015.

Based on the estimated fair value of assets acquired and liabilities assumed, goodwill of $104.6 million is attributable to Real Alloy’s strong management team, assembled workforce and its defensible market share. See Note 7, “Goodwill and Intangible Assets, Net” for additional information about goodwill as of December 31, 2015.

4.	FINANCING RECEIVABLE

On February 27, 2015, an indirect wholly owned German subsidiary of Real Alloy, entered into the €50.0 million factoring facility (the “Factoring Facility”), which provides for nonrecourse sales of certain of its trade accounts receivables to a financial institution, subject to certain limitations and eligibility requirements. The Factoring Facility has a termination date of January 15, 2019.

The financing receivable relates to proceeds receivable from the sale of accounts receivable under the Factoring Facility, net of advances taken against the sales proceeds and administrative fees and costs. The following table provides information about the Factoring Facility and financing receivable for the year ended December 31, 2015:

Year Ended December 31,
(in millions)	2015
Sales of accounts receivable	$431.5
Proceeds from sales of accounts receivable	(395.3)
Advances, net against financing receivable	(2.8)
Currency translation adjustments	(0.7)
Balance, December 31, 2015	$32.7

Prior to the collection of proceeds from the transferred receivables, advances against such proceeds are available to the Real Alloy subsidiary, subject to certain limitations and eligibility requirements. Such advances, which totaled $2.8 million as of December 31, 2015, are recorded as a reduction to the financing receivable in the balance sheet, due to the counterparty’s right of set off.

The interest rate applicable to advances under the Factoring Facility is the three-month EURIBOR (daily rate) fixed on the last business day of a month for the following month, plus 1.65%. Interest expense on advances was $0.1 million for the year ended December 31, 2015.

5.	INVENTORIES

The components of inventories as of December 31, 2015 and 2014 are as follows:

	December 31,
	2015	2014	2014
(in millions)	Successor	Successor	Predecessor
Finished goods	$32.2	$—	$58.5
Raw materials and supplies	62.2	—	112.4
Work in process	5.8	—	7.6
Total	$100.2	$—	$178.5

6.	PROPERTY, PLANT AND EQUIPMENT, NET

The components of property, plant and equipment, net as of December 31, 2015 and 2014 are as follows:

	December 31,
	2015	2014	2014
(in millions)	Successor	Successor	Predecessor
Land and improvements	$65.5	$—	$57.3
Buildings and improvements	58.3	—	38.8
Production equipment and machinery	192.2	—	150.5
Office furniture and computer equipment	9.4	—	8.1
Construction work-in-progress	6.3	—	11.7
Property, plant and equipment	331.7	—	266.4
Accumulated depreciation	(33.8)	—	(73.2)
Property, plant and equipment, net	$297.9	$—	$193.2

Capital lease assets totaled $4.5 million and $4.9 million as of December 31, 2015 (Successor) and 2014 (Predecessor), respectively. Accumulated depreciation for capital lease assets totaled $0.5 million and $1.3 million as of December 31, 2015 (Successor) and 2014 (Predecessor), respectively.

Depreciation expense, including depreciation of capital lease assets, and repair and maintenance expense, was as follows:

	Year ended December 31,	Period of inception through December 31,	Period ended February 26,	Years ended December 31,
	2015	2014	2015	2014	2013
(in millions)	Successor	Successor	Predecessor	Predecessor	Predecessor
Depreciation expense included in cost of sales	$33.5	$—	$4.0	$25.2	$21.3
Depreciation expense included in SG&A	0.5	—	0.1	0.4	0.2
Repair and maintenance expense	34.0	—	6.8	44.5	40.0

Additionally, in the Predecessor periods, selling, general and administrative expenses allocated from Aleris include depreciation expense incurred by Aleris and its subsidiaries related to the service and support functions provided to the GRSA Business, which are not included in the table above. See Note 18, “Related Party Transactions,” for additional information regarding the allocations from Aleris.

7.	GOODWILL AND INTANGIBLE ASSETS, NET

Accounting for acquired goodwill in accordance with GAAP requires significant judgment with respect to the determination of the valuation of the acquired assets and liabilities assumed in order to determine the final amount of goodwill recorded in a business combination. Goodwill is not amortized, rather, it is evaluated for impairment on an annual basis, or more frequently when a triggering event occurs between annual tests that would more likely than not reduce the fair value of the reporting unit below its carrying value. The reporting units evaluated for goodwill impairment have been determined to be the operating segments RANA and RAEU.

Annual goodwill impairment testing

In the first step of the goodwill impairment test, the fair value of each reporting unit is compared to its carrying amount. Real Alloy utilizes a combination of a DCF approach and a GPC approach in order to value its reporting units required to be tested for impairment. Each of the DCF and GPC approaches were weighted 50%. These nonrecurring fair value measurements are primarily determined using unobservable inputs. Accordingly, these fair value measurements are categorized within Level 3 of the fair value hierarchy.

Under the DCF approach, the fair value of a reporting unit based on the present value of the estimated future cash flows. Cash flow projections are based on management’s estimate of revenue growth rates and operating margins and take into consideration industry and market conditions, as well as company specific economic factors. The DCF calculations also include a terminal value calculation that is based on an expected long-term growth rate for the applicable reporting unit. The discount rate is based on the weighted average cost of capital adjusted for the relevant risk associated with the business specific characteristics and the uncertainty associated with the reporting unit's ability to execute on the projected cash flows. The weighted average cost of capital used in the income approach was 10.5%. For 2015, a long-term growth rate of three percent was used and was determined based on estimated future gross domestic product. Other significant assumptions include future capital expenditures and changes in working capital requirements.

Under the GPC approach, we identify a group of comparable companies giving consideration to, among other relevant characteristics, similar lines of business, business risks, growth prospects, business maturity, market presence, leverage, and size and scale of operations. The analysis compares the public market implied fair value for each comparable public company to its historical and projected revenues and earnings before interest, taxes, depreciation and amortization (“EBITDA”). The calculated range of multiples for the comparable companies used was generally consistent with the purchase multiples in the Real Alloy Acquisition, which was applied to projected EBITDA and revenues to determine a range of fair values as of October 1, 2015, which is applied to our historical and projected EBITDA and revenues, respectively, to determine a range of fair values as of October 1, 2015.

The DCF and GPC analyses are based on our projected financial information, which includes a variety of estimates and assumptions. While we consider such estimates and assumptions reasonable, they are inherently subject to uncertainties and a wide variety of significant business, economic and competitive risks, many of which are beyond our control and may not materialize. Changes in these estimates and assumptions may have a significant effect on the estimation of the fair value of our reporting units.

Results of the October 1, 2015 goodwill impairment testing for both RANA and RAEU indicated fair values in excess of their respective carrying amounts. No interim indicators of impairment were identified in 2015.

The following table reflects the activity associated with goodwill following the Transaction:

(in millions)	RANA	RAEU	Total
Acquisition of GRSA	$95.4	$9.2	$104.6
Currency translation adjustments	—	(0.3)	(0.3)
Balance, December 31, 2015	$95.4	$8.9	$104.3

Intangible assets consisted of the following as of December 31, 2015:

December 31,
(in millions)	2015
Customer relationships	$17.0
Accumulated amortization	(2.0)
Intangible assets, net	$15.0

The following table presents the estimated amortization of intangible assets in future periods:

(in millions)
2016	$2.4
2017	2.4
2018	2.5
2019	2.4
2020	2.5
Thereafter	2.8
Amortization of intangible assets	$15.0

8.	DEBT

The following table presents long-term debt as of December 31, 2015 and 2014:

	December 31,
	2015	2014	2014
(in millions)	Successor	Successor	Predecessor
Senior Secured Notes:
Principal amount outstanding	$305.0	$—	$—
Unamortized original issue discount and issuance costs	(14.3)	—	—
Senior Secured Notes, net	290.7	—	—
Asset-Based Facility:
Principal amount outstanding	22.0	—	—
Unamortized debt issuance costs	(2.4)	—	—
Asset-Based Facility, net	19.6	—	—
Capital leases	4.1	—	4.1
Current portion of long-term debt	(2.3)	—	(1.4)
Long term debt, net	$312.1	$—	$2.7

Senior Secured Notes

On January 8, 2015, Real Alloy, as successor to SGH Escrow, Inc., the original Senior Secured Notes issuer, which merged with and into Real

Alloy concurrently with the consummation of the Transaction, completed a private placement of $305.0 million aggregate principal of 10% Senior Secured Notes at a price of 97.206% of the principal amount thereof to qualified institutional purchasers in accordance with Rule 144A and Regulation S under the Securities Act of 1933, as amended. The Senior Secured Notes were issued pursuant to an indenture, dated as of January 8, 2015 (the “Indenture”) between Real Alloy, as successor to SGH Escrow, Inc., Real Alloy Parent, and Wilmington Trust, National Association (“Wilmington”), as trustee and notes collateral trustee.

Under the terms of the Pledge and Security Agreement, dated as of February 27, 2015, by and between each of Real Alloy, Real Alloy Parent and the other parties signatory thereto, and Wilmington as notes collateral trustee, the Senior Secured Notes and related guarantees are secured by first priority security interests in the fixed assets of Real Alloy, Real Alloy Parent and the Subsidiary Guarantors (as defined in the Pledge and Security Agreement) and by second priority security interests in certain other collateral of Real Alloy, Real Alloy Parent and the Subsidiary Guarantors.

The Indenture, among other things, limits Real Alloy and its restricted subsidiaries’ (as defined in the Indenture) ability to: incur additional indebtedness or issue certain preferred stock; pay dividends or make other distributions on capital stock or prepay subordinated indebtedness; purchase or redeem any equity interests; make investments; create liens; sell assets; enter into agreements that restrict dividends or other payments by restricted subsidiaries; consolidate, merge or transfer all or substantially all of its assets; engage in transactions with Real Alloy’s affiliates; or enter into any sale and leaseback transactions. These covenants are subject to important exceptions and qualifications. As of December 31, 2015, Real Alloy was in compliance with all applicable covenants under the Indenture and Pledge and Security Agreement.

The Senior Secured Notes mature on January 15, 2019 and interest is payable on January 15 and July 15 of each year through the date of maturity. For the year ended December 31, 2015, interest expense associated with the Senior Secured Notes was $33.4 million, including $3.6 million of noncash expense related to the amortization of the original issue discount and debt issuance costs.

Asset-Based Facility

On February 27, 2015, a wholly owned domestic subsidiary of Real Alloy and an affiliate of Real Alloy entered into the $110.0 million Asset-Based Facility that matures on October 17, 2018. The Asset-Based Facility is secured by a first priority lien on the borrowers’ and, to the extent no adverse tax impact would be incurred, Real Alloy’s foreign subsidiaries’ accounts receivable, inventory, instruments representing receivables, guarantees and other credit enhancements related to receivables, and bank accounts into which receivables are deposited, among other related assets. The Asset-Based Facility is also secured by a second priority lien on the assets that secure the Senior Secured Notes. The borrowing base under the Asset-Based Facility is determined based on eligible accounts receivable and eligible inventory. U.S. dollar denominated loans under the U.S. sub-facility of the Asset-Based Facility bear interest, at the borrowers’ option, either (i) at 1, 2, 3 or 6-month interest periods at LIBOR, or (ii) the Base Rate (as defined below), in each case plus a margin based on the amount of the excess availability under the Asset-Based Facility. The “Base Rate” is equal to the greater of (a) the U.S. prime rate, (b) the U.S. Federal Funds Rate plus 50 basis points, and (c) the sum of LIBOR plus a margin based on the amount of the excess availability under the Asset-Based Facility. Canadian dollar denominated loans under the Canadian sub-facility of the Asset-Based Facility bear interest, at the borrowers’ option, either (i) at 1, 2, 3 or 6-month interest periods at an average Canadian interbank rate, or (ii) floating at the greater of the Canadian prime rate or the average 30-day Canadian interbank rate plus 1.35%, in each case plus a margin based on the amount of the excess availability under the Asset-Based Facility. Events of default will trigger an increase of 2.0% in all interest rates. Interest is payable monthly in arrears, except for LIBOR loans and Canadian interbank rate loans, for which interest is payable at the end of each relevant interest period. The Asset-Based Facility provides for the issuance of up to $25.0 million of letters of credit. In addition to paying interest on any outstanding principal under the Asset-Based Facility, the borrowers are required to pay commitment fees in respect of unutilized commitments ranging from 0.25% to 0.38% based on average utilization for the applicable period. On the initial funding date, the borrowers paid a 1.0% funding fee. For the year ended December 31, 2015, interest expense associated with the Asset-Based Facility was $1.2 million, including $0.7 million related to the amortization of debt issuance costs.

As of December 31, 2015, Real Alloy had available borrowing capacity of $42.1 million under the Asset-Based Facility, after giving effect to the outstanding letters of credit of $3.7 million. As of December 31, 2015, the borrowers were in compliance with all applicable covenants under the Asset-Based Facility.

Capital Leases

In the normal course of operations, Real Alloy enters into capital leases to finance office, mobile, and other equipment for its operations. As of December 31, 2015 (Successor) and 2014 (Predecessor), $2.3 million and $1.4 million, respectively, of the $4.1 million and $4.1 million in total capital lease obligations are due within the next twelve months.

9.	ACCRUED LIABILITIES

Accrued liabilities as of December 31, 2015 and 2014 consisted of the following:

	December 31,
	2015	2014	2014
(in millions)	Successor	Successor	Predecessor
Employee-related costs	$12.1	$—	$11.3
Accrued interest	14.0	—	—
Accrued taxes	2.7	—	1.8
Environmental liabilities	4.3	—	3.7
Asset retirement obligations	0.9	—	1.2
Derivative liabilities	0.7	—	2.5
Management fee and other fees due to Real Industry	2.9	—	—
Other liabilities	6.7	—	3.9
	$44.3	$—	$24.4

10.	ASSET RETIREMENT OBLIGATIONS

Asset retirement obligations consist of legal obligations associated with the closure of its active landfills, as well as costs to remove asbestos and underground storage tanks and other legal or contractual obligations associated with the ultimate closure of our manufacturing facilities.

The changes in the carrying amount of asset retirement obligations are as follows:

	Year ended December 31,	Period of inception through December 31,	Period ended February 26,	Years ended December 31,
	2015	2014	2015	2014	2013
(in millions)	Successor	Successor	Predecessor	Predecessor	Predecessor
Balance at the beginning of the period	$—	$—	$8.2	$8.1	$11.0
Acquisition of GRSA	6.5	—	—	—	—
Revisions and liabilities incurred	(1.0)	—	—	0.5	(0.3)
Accretion expense	0.4	—	—	0.2	0.4
Payments	(0.8)	—	(0.5)	(0.6)	(3.0)
Balance at the end of the period	$5.1	$—	$7.7	$8.2	$8.1

Of the total asset retirement obligations as of December 31, 2015 (Successor) and December 31, 2014 (Predecessor), $0.9 million and $1.2 million has been classified as “Accrued liabilities” in the accompanying balance sheets, with the remaining portion classified as “Other long-term liabilities.”

11.DERIVATIVES AND OTHER FINANCIAL INSTRUMENTS

Derivatives

Real Alloy may use forward contracts and options, as well as contractual price escalators, to reduce the risks associated with its metal, natural gas and certain currency exposures. Generally, Real Alloy enters into master netting arrangements with counterparties and offsets net derivative positions with the same counterparties against amounts recognized for the right to reclaim cash collateral or the obligation to return cash collateral under those arrangements in the consolidated balance sheets. For classification purposes, Real Alloy records the net fair value of each type of derivative position expected to settle in less than one year (by counterparty) as a net current asset or liability and each type of long-term position as a net long-term asset or liability.

Through February 26, 2015, the GRSA Business used forward contracts and options, entered into with Aleris RM, Inc., as well as contractual price escalators, to reduce the risks associated with its metal and natural gas exposures. The GRSA Business entered into a master netting arrangement with Aleris RM, Inc. and has presented the net derivative position in the Predecessor balance sheet. The amounts shown in the table below represent the gross amounts of recognized assets and liabilities, the amounts offset in the balance sheets and the net amounts of assets and liabilities presented therein. There were no amounts subject to enforceable master netting arrangements or similar agreements that have not been offset in the accompanying balance sheets.

The fair value of derivative financial instruments as of December 31, 2015 and 2014 are recorded on the accompanying balance sheets as follows:

	Fair Value of Derivatives as of
	December 31, 2015		December 31, 2014		December 31, 2014
(in millions)	Asset	Liability	Asset	Liability	Asset	Liability
Derivatives by Type	Successor	Successor	Successor	Successor	Predecessor	Predecessor
Metal	$0.2	$(0.3)	$—	$—	$1.7	$(2.5)
Natural gas	—	(0.6)	—	—	—	(1.4)
Total	0.2	(0.9)	—	—	1.7	(3.9)
Effect of counterparty netting	(0.2)	0.2	—	—	(1.4)	1.4
Net derivatives classified in the balance sheet	$—	$(0.7)	$—	$—	$0.3	$(2.5)

The fair value of derivative financial instruments as of December 31, 2015 and 2014 are recorded in the balance sheets as follows:

		December 31,
		2015	2014	2014
(in millions)	Balance Sheet Location	Successor	Successor	Predecessor
Derivative Assets:
Metal	Prepaid expenses and other current assets	$—	$—	$0.3
Total		$—	$—	$0.3
Derivative Liabilities:
Metal	Accrued liabilities	$0.1	$—	$1.1
Natural gas	Accrued liabilities	0.6	—	1.4
Total		$0.7	$—	$2.5

Derivative contracts are recorded at fair value under ASC 820 using quoted market prices and significant other observable inputs. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2—Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3—Inputs that are both significant to the fair value measurement and unobservable.

Management endeavors to use the best available information in measuring fair value. Where appropriate, valuations are adjusted for various factors such as liquidity, bid/offer spreads, and credit considerations. Such adjustments are generally based on available market evidence and unobservable inputs. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The following tables set forth the derivative financial assets and liabilities accounted for at fair value on a recurring basis as of December 31, 2015 and 2014 and the level in the fair value hierarchy:

		Successor: Fair Value Measurements at December 31, 2015 Using:
(in millions)	Total Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Derivative assets	$0.2	$—	$0.2	$—
Derivative liabilities	(0.9)	—	(0.9)	—
Net derivative liabilities	$(0.7)	$—	$(0.7)	$—

		Predecessor: Fair Value Measurements at December 31, 2014 Using:
(in millions)	Total Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Derivative assets	$1.7	$—	$1.7	$—
Derivative liabilities	(3.9)	—	(3.9)	—
Net derivative liabilities	$(2.2)	$—	$(2.2)	$—

Both realized and unrealized gains and losses on derivative financial instruments are included within “Losses (gains) on derivative financial instruments” in the statements of operations. Realized gains and losses on derivative financial instruments are as follows:

	Year ended December 31,	Period of inception through December 31,	Period ended February 26,	Years ended December 31,
	2015	2014	2015	2014	2013
(in millions)	Successor	Successor	Predecessor	Predecessor	Predecessor
Metal	$(2.9)	$—	$(0.4)	$1.8	$(1.3)
Natural gas	(0.5)	—	(0.6)	0.4	(0.2)
Total	$(3.4)	$—	$(1.0)	$2.2	$(1.5)

Metal Hedging

A significant amount of inventory is maintained on-hand to meet anticipated and unpriced future sales. On occasion, in order to preserve the value of this inventory, management of Real Alloy will sell future contracts at the current metal value. The on-hand metal will subsequently be physically delivered to the broker to settle the future contract, or another future will be purchased at the time the metal is delivered to a customer. As of December 31, 2015 for the Successor and 2014 for the Predecessor, 24.6 thousand metric tons and 48.2 thousand metric tons of metal buy and sell derivative contracts were outstanding, respectively.

Natural Gas Hedging

To manage the price exposure for natural gas purchases, the future price of a portion of the natural gas requirements is fixed by entering into financial hedge agreements. Under these swap agreements, payments are made or received based on the differential between the monthly closing price on the New York Mercantile Exchange (“NYMEX”) and the contractual hedge price. Natural gas cost can also be managed through the use of cost escalators included in some long-term supply contracts with customers, which limits exposure to natural gas price risk. As of December 31, 2015 for the Successor and 2014 for the Predecessor, 1.9 trillion and 1.4 trillion of British thermal unit forward contracts were outstanding, respectively.

Currency exchange hedging

From time to time, Real Alloy may enter into currency forwards, futures, call options and similar derivative financial instruments to limit its exposure to fluctuations in currency exchange rates. As of December 31, 2015, no currency derivative contracts were outstanding.

Credit risk

Real Alloy is exposed to losses in the event of nonperformance by the counterparties to the derivative financial instruments discussed above; however, management does not anticipate any nonperformance by the counterparties. The counterparties are evaluated for creditworthiness and risk assessment prior to initiating trading activities with the brokers and periodically throughout each year while actively trading. As of December 31, 2015, no cash collateral was posted or held.

Other Financial Instruments

The following tables present the carrying values and fair value estimates of other financial instruments as of December 31, 2015 and 2014:

		Successor: December 31, 2015
(in millions)	Fair Value Hierarchy	Carrying Amount	Estimated Fair Value
Assets
Cash and cash equivalents	Level 1	$15.3	$15.3
Financing receivable	Level 2	32.7	32.7
Liabilities
Senior Secured Notes	Level 1	$290.7	$310.9
Asset-Based Facility	Level 2	19.6	22.0

		Predecessor: December 31, 2014
(in millions)	Fair Value Hierarchy	Carrying Amount	Estimated Fair Value
Assets
Cash and cash equivalents	Level 1	$7.1	$7.1

Real Alloy and GRSA, where applicable, used the following methods and assumptions to estimate the fair value of each financial instrument as of December 31, 2015 (Successor) and 2014 (Predecessor):

Cash and cash equivalents

Cash and cash equivalents are recorded at historical cost. The carrying value is a reasonable estimate of fair value as these instruments have short-term maturities and market interest rates.

Financing receivable

Financing receivable represents the net amount due from the sale and transfer of accounts receivable under the Factoring Facility. The carrying value is a reasonable estimate of fair value as the financing receivable is generally outstanding for no more than thirty days and the counterparty is a large creditworthy financial institution.

Long-term debt – Senior Secured Notes

The estimated fair value of the Senior Secured Notes is based on observable market prices.

Long-term debt – Asset-Based Facility

The estimated fair value of the Asset-Based Facility is based on market characteristics, including interest rates and maturity dates generally consistent with market terms.

12.	INCOME TAXES

As previously discussed in Note 2, “Summary of Significant Accounting Policies,” the GRSA Business was historically included in consolidated federal, state and non-U.S. income tax returns of Aleris, and Real Alloy is included in the consolidated federal, state and non-U.S. income tax returns of Real Industry. Income taxes are computed and reported herein under the “separate return method.” Use of the separate return method may result in differences when the sum of the amounts allocated to stand-alone tax provisions are compared with amounts presented in the Real Industry and Aleris consolidated financial statements. In that event, the related deferred tax assets and liabilities could be significantly different from those presented herein. Certain tax attributes, such as net operating loss carryforwards that were actually reflected in the Real Industry or Aleris consolidated financial statements may or may not exist at the stand-alone level for Real Alloy or GRSA. Similarly, certain tax attributes of Real Alloy and GRSA, may or may not have been reflected in the Real Industry and Aleris consolidated financial statements.

Earnings (loss) before income taxes was as follows:

	Year ended December 31,	Period of inception through December 31,	Period ended February 26,	Years ended December 31,
	2015	2014	2015	2014	2013
(in millions)	Successor	Successor	Predecessor	Predecessor	Predecessor
U.S.	$(26.3)	$(3.4)	$2.8	$17.2	$11.4
International	(0.6)	—	2.7	14.1	12.9
Total	$(26.9)	$(3.4)	$5.5	$31.3	$24.3

The provision for income taxes was as follows:

	Year ended December 31,	Period of inception through December 31,	Period ended February 26,	Years ended December 31,
	2015	2014	2015	2014	2013
(in millions)	Successor	Successor	Predecessor	Predecessor	Predecessor
Current:
Federal	$—	$—	$1.8	$9.8	$2.7
State	0.6	—	0.2	1.1	0.5
International	6.5	—	—	1.1	2.7
Current income tax expense	7.1	—	2.0	12.0	5.9
Deferred:
Federal	1.3	—	(1.0)	(4.7)	0.6
State	(0.1)	—	(0.1)	(0.6)	0.1
International	(4.4)	—	0.7	(5.6)	(2.3)
Deferred income tax benefit	(3.2)	—	(0.4)	(10.9)	(1.6)
Provision for income taxes	$3.9	$—	$1.6	$1.1	$4.3

The income tax expense, computed by applying the federal statutory tax rate to the income before income taxes, differed from the provision for income taxes as follows:

	Year ended December 31,	Period of inception through December 31,	Period ended February 26,	Years ended December 31,
	2015	2014	2015	2014	2013
(in millions)	Successor	Successor	Predecessor	Predecessor	Predecessor
Income tax expense at the federal statutory rate	$(9.1)	$(1.1)	$1.9	$11.0	$8.5
Foreign income tax rate differential and permanent differences, net	0.4	—	(0.1)	(1.3)	(1.0)
State income taxes, net	0.3	—	0.1	0.4	(0.2)
Permanent differences, net	0.5	—	(0.2)	(0.7)	(0.4)
Change in valuation allowance	11.8	1.1	—	(8.2)	(2.7)
Income tax rate changes	—	—	—	—	0.2
Other, net	—	—	(0.1)	(0.1)	(0.1)
Provision for income taxes	$3.9	$—	$1.6	$1.1	$4.3

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of deferred tax liabilities and assets are as follows:

	December 31,
	2015	2014	2014
(in millions)	Successor	Successor	Predecessor
Deferred Tax Liabilities
Property, plant and equipment	$10.2	$—	$13.1
Other	1.5	—	2.8
Total deferred tax liabilities	11.7	—	15.9
Deferred Tax Assets
Net operating loss carryforwards	13.6	—	13.5
Property, plant and equipment	—	—	4.9
Accrued pension benefits	5.6	—	7.6
Tax credit carryforwards	—	—	2.7
Environmental liabilities	—	—	2.1
Expenses not currently deductible	1.9	1.1	3.5
Other	0.1	—	2.3
Deferred tax assets before valuation allowance	21.2	1.1	36.6
Valuation allowance	(15.1)	(1.1)	(8.6)
Total deferred tax assets	6.1	—	28.0
Net deferred tax assets (liabilities)	$(5.6)	$—	$12.1

For the Successor periods December 31, 2015 and 2014 and the Predecessor period December 31, 2014, valuation allowances of $15.1 million, $1.1 million and $8.6 million, respectively, were maintained to reduce certain deferred tax assets to amounts that are more likely than not to be realized. Of the total Successor periods December 31, 2015 and 2014 and Predecessor period December 31, 2014 valuation allowances, $5.3 million, $0.0 million and $5.9 million, respectively, relate primarily to net operating losses in non-U.S. tax jurisdictions, $9.4 million, $1.0 million and $0.0 million relate primarily to federal net operating losses and future tax deductions, and $0.3 million, $0.0 million and $2.7 million relate primarily to state net operating losses and the state tax credits, respectively. The net increase in the valuation allowance is primarily attributable to 2015 net operating losses generated in U.S. tax jurisdictions.

As of December 31, 2015, there were approximately $27.7 million of unused net operating loss carryforwards associated with non-U.S. tax jurisdictions, $20.3 million of unused net operating loss carryforwards associated with U.S. federal jurisdiction and $4.6 million of state net operating loss carryforwards.

The Ultimate Parent and its subsidiaries file income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions.

The Company has not provided for U.S. income taxes on undistributed earnings of certain non-U.S. subsidiaries, as such amounts are considered permanently reinvested outside the U.S. To the extent foreign earnings previously treated as permanently reinvested are repatriated, the related U.S. tax liability may be reduced by any foreign income taxes paid on these earnings. It is not practicable to determine the U.S. federal income tax liability that would be payable, if any, should such earnings not be permanently reinvested.

During the year ended December 31, 2015, the Successor recorded $0.3 million of uncertain tax positions related to tax positions of prior years.

If necessary, interest and penalties related to uncertain tax positions are recognized within the “Provision for income taxes” in the statements of operations.

Real Alloy was formed in September 2014 to acquire the GRSA Business and the statute of limitations is open for all periods post formation.

13.	COMMITMENTS AND CONTINGENCIES

Operating Leases

We lease various types of equipment and property, primarily office space at various locations and the equipment utilized in our operations. The following table provides a summary of future minimum lease payments required under operating leases that have initial or remaining noncancellable terms in excess of one year, which may also contain renewal options, as of December 31, 2015:

(in millions)	2016	2017	2018	2019	2020	Thereafter
Operating leases	$2.7	$1.2	$0.6	$0.5	$0.5	$2.3

Rental expense for the year ended December 31, 2015 and the period ended December 31, 2014 (Successor) and the period ended February 26, 2015 and the years ended December 31, 2014 and 2013 (Predecessor) was $2.9 million, $0.0 million, $0.5 million, $5.3 million and $6.1 million, respectively. Additionally, for the Predecessor periods selling, general and administrative expenses allocated from Aleris include rent expense incurred by Aleris and its subsidiaries related to the service and support functions provided to the GRSA Business that are not included in the amounts previously discussed. See Note 18, “Related Party Transactions,” for additional information.

Capital Leases

We lease various types of equipment and property under capital leases. The future minimum lease payments required under capital leases that have original terms in excess of one year as of December 31, 2015, are as follows:

(in millions)	2016	2017	2018	2019	2020
Capital leases	$2.4	$1.1	$0.5	$0.1	$—

Purchase Obligations

Non-cancellable purchase obligations are principally for the purchase of natural gas and services related to waste removal. Our purchase obligations are long-term agreements to purchase services that are enforceable, legally binding, and specify all significant terms, including fixed or minimum services to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. As a result of the variability in the pricing of our purchase obligations, actual amounts paid may vary from the amounts shown below. As of December 31, 2015, amounts due under long-term non-cancellable purchase obligations are as follows:

(in millions)	2016	2017	2018	2019	Total
Purchase obligations	$1.9	$1.6	$0.5	$0.5	$4.5

Amounts purchased under long-term purchase obligations during 2015, 2014 and 2013 approximated the amounts projected above.

Employees

As of December 31, 2015, approximately 21% of our U.S. employees and substantially all of our non-U.S. employees are covered under collective bargaining agreements.

Environmental Proceedings

Our operations are subject to environmental laws and regulations governing air emissions, wastewater discharges, the handling, disposal and remediation of hazardous substances and wastes, and employee health and safety. These laws can impose joint and several liabilities for releases or threatened releases of hazardous substances upon statutorily defined parties, including Real Alloy, regardless of fault or the lawfulness of the original activity or disposal. Given the changing nature of environmental legal requirements, we may be required, from time to time, to take environmental control measures at some of our facilities to meet future requirements.

We are under orders to perform environmental remediation by agencies in two states.

Our reserves for environmental remediation liabilities totaled $16.0 million and $22.3 million as of December 31, 2015 (Successor) and 2014 (Predecessor), respectively. Of those totals, $4.3 million and $3.7 million have been classified as “Accrued liabilities” in the balance sheets as of December 31, 2015 (Successor) and 2014 (Predecessor), respectively, with the remaining portion classified as “Environmental liabilities.” These amounts are in addition to our asset retirement obligations discussed in Note 10, “Asset Retirement Obligations,” and represent the most probable costs of remedial actions. We estimate the costs related to currently identified remedial actions will be paid out primarily over the next 10 years.

The following is a summary of the changes in the accruals for environmental liabilities:

	Year ended December 31,	Period of inception through December 31,	Period ended February 26,	Years ended December 31,
	2015	2015	2015	2014	2013
(in millions)	Successor	Successor	Predecessor	Predecessor	Predecessor
Balance at the beginning of the period	$—	$—	$22.3	$21.2	$19.9
Acquisition of business	15.3	—	—	—	—
Revisions and liabilities incurred	1.0	—	(0.9)	1.6	—
Translation and other charges	(0.3)	—	0.2	(0.5)	1.3
Balance at the end of the period	$16.0	$—	$21.6	$22.3	$21.2

Legal Proceedings

We are party to routine litigation and proceedings as part of the ordinary course of business and do not believe that the outcome of any existing proceedings would have a material adverse effect on our financial position, results of operations or cash flows. We have established accruals for those loss contingencies, including litigation and environmental contingencies, for which it has been determined that a loss is probable; none of such loss contingencies is material. Except as disclosed above, for those loss contingencies, including litigation and environmental contingencies, which have been determined to be reasonably possible, an estimate of the possible loss or range of loss cannot be determined because the claims, amount claimed, facts or legal status are not sufficiently developed or advanced in order to make such a determination. While we cannot estimate the loss or range of loss at this time, we do not believe that the outcome of any of these existing proceedings would be material to our financial position, results of operations or cash flows.

14.EMPLOYEE BENEFIT PLANS

Defined Contribution Pension Plans

Real Alloy’s defined contribution plans cover substantially all of Real Alloy’s U.S. employees. The plans provide employer matching contributions as well as supplemental age and salary based contributions. The match of employees’ contributions under defined contribution plans and supplemental employer contributions were as follows:

	Year ended December 31,	Period of inception through December 31,	Period ended February 26,	Years ended December 31,
	2015	2014	2015	2014	2013
(in millions)	Successor	Successor	Predecessor	Predecessor	Predecessor
Employer's match of employee contributions	$1.1	$—	$0.2	$1.2	$1.3
Supplemental employer contributions	0.4	—	0.1	0.4	0.4

Defined Benefit Pension Plans

Real Alloy sponsors three defined benefit pension plans for its German employees. The plans are based on final pay and service, but some senior officers are entitled to receive enhanced pension benefits. Benefit payments are financed, in part, by contributions to a relief fund which establishes a life insurance contract to secure future pension payments (which represents a Level 2 measurement within the fair value hierarchy). However, the plans are substantially unfunded under German law. The unfunded accrued pension costs are covered under a pension insurance association under German law if RAEU is unable to fulfill its obligations.

The components of the net periodic benefit expense were as follows:

	Year ended December 31,	Period of inception through December 31,	Period ended February 26,	Years ended December 31,
	2015	2014	2015	2014	2013
(in millions)	Successor	Successor	Predecessor	Predecessor	Predecessor
Service cost	$0.9	$—	$0.2	$0.9	$1.0
Interest cost	0.7	—	0.2	1.5	1.5
Amortization of net loss	—	—	0.2	0.2	0.5
Expected return on plan assets	(0.1)	—	—	(0.1)	(0.1)
Net periodic benefit expense	$1.5	$—	$0.6	$2.5	$2.9

The changes in projected benefit obligations and plan assets during the years ended December 31, 2015 and 2014, using a period-end measurement date, are as follows:

	December 31,
	2015	2014	2014
(in millions)	Successor	Successor	Predecessor
Change in projected benefit obligations
Projected benefit obligation at beginning of period	$—	$—	$41.1
Projected benefit obligation assumed in the acquisition of GRSA	49.8	—	—
Service cost	0.9	—	0.9
Interest cost	0.7	—	1.5
Actuarial loss (gain)	(7.2)	—	13.2
Benefits paid	(0.8)	—	(1.0)
Translation and other	(1.2)	—	(6.1)
Projected benefit obligation at end of period	42.2	—	49.6
Change in plan assets
Fair value of plan assets at beginning of period	—	—	4.2
Fair value of plan assets acquired in the acquisition of GRSA	3.8	—	—
Employer contributions	0.5	—	1.7
Actual return on plan assets	0.1	—	(0.1)
Benefits paid	—	—	(1.0)
Translation and other	(0.2)	—	(0.7)
Fair value of plan assets at end of period	4.2	—	4.1
Net amount recognized	$38.0	$—	$45.5

The following table provides the amounts recognized in the balance sheets:

	December 31,
	2015	2014	2014
(in millions)	Successor	Successor	Predecessor
Accrued pension benefits	$38.0	$—	$(45.5)
Net actuarial gain/(loss) recognized in accumulated other comprehensive income (loss), before tax	7.1	—	(18.4)
Amortization of net actuarial (gain) loss expected to be recognized during next fiscal year, before tax	0.3	—	(1.2)
Additional Information
Accumulated benefit obligation	$37.5	$—	$43.1
Projected employer contributions for 2016	$0.6

Plan Assumptions. We are required to make assumptions regarding such variables as the expected long-term rate of return on plan assets and the discount rate applied to determine service cost and interest cost. Our objective in selecting a discount rate is to select the best estimate of the rate at which the benefit obligations could be effectively settled. In making this estimate, projected cash flows are developed and matched with a yield curve based on an appropriate universe of high-quality corporate bonds.

The assumptions used to determine benefit obligations are as follows:

	December 31,
	2015	2014	2014
	Successor	Successor	Predecessor
Discount rate	2.4%	—	2.2%
Rate of compensation increase	2.8%	—	3.0%

The assumptions used to determine the net periodic benefit cost were as follows:

	Year ended December 31,	Period of inception through December 31,	Period ended February 26,	Years ended December 31,
	2015	2014	2015	2014	2013
	Successor	Successor	Predecessor	Predecessor	Predecessor
Discount rate	1.7%	—	3.9%	3.9%	3.7%
Expected return on plan assets	1.5%	—	3.0%	3.0%	3.5%
Rate of compensation increase	3.0%	—	3.0%	3.0%	3.0%

Expected Future Benefit Payments. The following estimated future benefit payments under our pension plans, which reflect expected future service, as appropriate, are expected to be paid for the periods indicated:

(in millions)	2016	2017	2018	2019	2020	2021 - 2025
Expected future benefit payments	$0.9	$1.0	$1.1	$1.2	$1.3	$7.5

15.	SEGMENT AND GEOGRAPHIC INFORMATION

We report two operating segments (each of which is considered a reportable segment): RANA and RAEU. These operating segments are the same as those under the GRSA Business, but were referred to as RSAA and RSEU. The operating segments are based on the organizational structure that is used by our chief operating decision maker to evaluate performance, make decisions on resource allocation and for which discrete financial information is available. See Note 1, “Basis of Presentation,” for information about each segment’s operations.

The accounting policies of the reportable segments are the same as those described in Note 2, “Summary of Significant Accounting Policies.” Real Alloy’s measure of profitability of our reportable segments is earnings before interest, taxes, depreciation and amortization and excludes certain other items (“Adjusted EBITDA”). GRSA’s measure of profitability for their reportable segments was segment income which is a similar measure to Adjusted EBITDA that also excludes selling, general and administrative expenses that were allocated from Aleris. There are no intersegment sales. As of December 31, 2015, $1.9 million of deferred income tax assets have not been allocated to the reportable segments. For the Predecessor period, there are no assets that have not been allocated to the reportable segments. As of December 31, 2014 the Successor did not have any reportable segments.

Reportable Segment Information

The following table shows revenues, Adjusted EBITDA for the Successor periods, segment income for the Predecessor periods, and other selected financial information for each of the reportable segments:

(in millions)	RANA	RAEU	Total
Successor:
Year ended December 31, 2015
Total revenues	$711.4	$434.2	$1,145.6
Adjusted EBITDA	49.0	21.3	70.3
Segment assets	460.6	208.1	668.7
Payments for property, plant and equipment	19.4	6.6	26.0

Predecessor:	RSAA	RSEU	Total
Period ended February 26, 2015
Revenues from external customers	$142.9	$87.6	$230.5
Revenues from related parties	1.4	4.9	6.3
Total revenues	144.3	92.5	236.8
Segment income	10.0	3.9	13.9
Payments for property, plant and equipment	5.9	2.6	8.5
Year ended December 31, 2014
Revenues from external customers	$963.5	$516.9	$1,480.4
Revenues from related parties	7.6	33.3	40.9
Total revenues	971.1	550.2	1,521.3
Segment income	72.1	21.5	93.6
Segment assets	327.7	194.3	522.0
Payments for property, plant and equipment	19.8	12.1	31.9
Year ended December 31, 2013
Revenues from external customers	$932.1	$532.6	$1,464.7
Revenues from related parties	6.3	28.5	34.8
Total revenues	938.4	561.1	1,499.5
Segment income	61.2	18.3	79.5
Payments for property, plant and equipment	23.4	14.0	37.4

Reconciliations of Adjusted EBITDA for the Successor periods and segment income for the Predecessor periods to Real Alloy’s and GRSA’s earnings (loss) before income taxes are as follows:

	Year ended December 31,	Period ended February 26,	Years ended December 31,
	2015	2015	2014	2013
(in millions)	Successor	Predecessor	Predecessor	Predecessor
Adjusted EBITDA (Successor)	$70.3	$—	$—	$—
Segment income (Predecessor)	—	13.9	93.6	79.5
Unallocated amounts:
Depreciation and amortization	(36.0)	(4.1)	(25.6)	(21.6)
Management fee from Real Industry	(2.5)	—	—	—
Selling, general and administrative expenses allocated from Aleris	—	(4.2)	(28.2)	(28.5)
Unallocated (losses) gains on derivative financial instruments	(0.8)	1.4	(2.6)	0.8
Loss on disposal of assets	(2.0)	(0.2)	(2.2)	(1.3)
Unallocated currency exchange losses	(1.2)	(0.4)	(0.6)	(0.7)
Interest expense	(35.0)	—	—	—
Acquisition related costs and expenses	(8.9)	—	—	—
Amortization of the fair value adjustment of acquired inventory and supplies	(9.2)	—	—	—
Other expense, net	(1.6)	(0.9)	(3.1)	(3.9)
Earnings (loss) before income taxes	$(26.9)	$5.5	$31.3	$24.3

Geographic Information

The following table sets forth the geographic breakout of revenues (based on customer location) and long-lived tangible assets (net of accumulated depreciation):

	Year ended December 31,	Period ended February 26,	Years ended December 31,
	2015	2015	2014	2013
(in millions)	Successor	Predecessor	Predecessor	Predecessor
Revenues
United States	$545.2	$116.0	$754.3	$726.9
International:
Europe	434.2	92.3	550.2	561.1
Mexico and Canada	166.2	28.5	216.8	211.5
Total international	600.4	120.8	767.0	772.6
Total revenues	$1,145.6	$236.8	$1,521.3	$1,499.5

	December 31,
	2015	2014
(in millions)	Successor	Predecessor
Long-lived tangible assets
United States	$167.9	$110.4
International:
Europe	98.6	62.1
Mexico and Canada	31.4	20.7
Total international	130.0	82.8
Total long-lived tangible assets	$297.9	$193.2

16.ACCUMULATED OTHER COMPREHENSIVE LOSS

The following table presents the components of “Accumulated other comprehensive loss” in the balance sheets, which are items that change equity during the reporting period, but are not included in earnings:

(in millions)	Total	Currency translation	Pension
Predecessor:
Balance at January 1, 2013	$(5.5)	$1.0	$(6.5)
Current year currency translation adjustments	1.1	1.5	(0.4)
Recognition of net actuarial gains	2.1	—	2.1
Amortization of net actuarial losses	0.5	—	0.5
Deferred tax expense on pension liability adjustments	(0.8)	—	(0.8)
Balance at December 31, 2013	(2.6)	2.5	(5.1)
Current year currency translation adjustments	(11.2)	(13.2)	2.0
Recognition of net actuarial losses	(13.5)	—	(13.5)
Amortization of net actuarial losses	0.2	—	0.2
Deferred tax benefit on pension liability adjustments	3.3	—	3.3
Balance at December 31, 2014	(23.8)	(10.7)	(13.1)
Current period currency translation adjustments	(10.3)	(8.9)	(1.4)
Recognition of net actuarial gains	—	—	—
Amortization of net actuarial losses	0.2	—	0.2
Deferred tax benefit on pension liability adjustments	0.1	—	0.1
Balance at February 26, 2015	$(33.8)	$(19.6)	$(14.2)

	Total	Currency translation	Pension
Successor:
Balance at September 25, 2014 (inception)	$—	$—	$—
Current period currency translation adjustments	—	—	—
Recognition of net actuarial gains	—	—	—
Deferred tax benefit on pension liability adjustments	—	—	—
Balance at December 31, 2014	—	—	—
Current year currency translation adjustments	(6.0)	(6.0)	—
Recognition of net actuarial gains	7.1	—	7.1
Deferred tax expense on pension liability adjustments	(2.1)	—	(2.1)
Balance at December 31, 2015	$(1.0)	$(6.0)	$5.0

A summary of reclassifications out of accumulated other comprehensive loss is provided below:

	Year ended December 31,	Period of inception through December 31,	Period ended February 26,	Years ended December 31,
	2015	2014	2015	2014	2013
(in millions)	Successor	Successor	Predecessor	Predecessor	Predecessor
Amortization of defined benefit pension items:
Amortization of net actuarial losses, before tax(a)	$—	$—	$0.2	$0.2	$0.5
Deferred tax benefit on pension liability adjustments	—	—	(0.1)	(0.1)	(0.1)
Losses reclassified into earnings, net of tax	$—	$—	$0.1	$0.1	$0.4

(a)	This component of accumulated other comprehensive loss is included in the computation of net periodic benefit expense (see Note 14, “Employee Benefit Plans,” for additional detail).

17.	SUPPLEMENTAL INFORMATION

Supplemental cash flow information is as follows:

	Year ended December 31,	Period of inception through December 31,	Period ended February 26,	Years ended December 31,
	2015	2014	2015	2014	2013
(in millions)	Successor	Successor	Predecessor	Predecessor	Predecessor
Cash paid for interest	$16.7	$—	$—	$—	$—
Cash paid for taxes	3.9	—	—	—	—
Non-cash financing activity associated with lease contracts	1.2	—	0.8	2.9	2.5

18.	RELATED PARTY TRANSACTIONS

The GRSA Business sold products to and purchased products from certain Aleris subsidiaries in which it did not have a controlling interest. Such sales totaled $6.3 million, $40.9 million and $34.8 million for the period ended February 26, 2015 and the years ended December 31, 2014 and 2013, respectively, and consisted of supplying Aleris’s rolled products operations with ingot made from recycled aluminum. Such purchases totaled $6.7 million, $55.0 million and $55.1 million for the period ended February 26, 2015 and the years ended December 31, 2014 and 2013, respectively and consisted of scrap aluminum and dross generated by Aleris’s rolled products operations.

Selling, general and administrative expenses in the Predecessor statement of operations includes allocated costs from Aleris for services and support functions totaling $4.2 million, $28.2 million and $28.5 million for the period ended February 26, 2015 and the years ended December 31, 2014 and 2013, respectively. These costs relate primarily to Aleris’s corporate managerial and administrative services provided to the GRSA Business. Although it is not practicable for us to estimate what such costs would have been if the GRSA Business had operated as a separate entity, we considered that such allocations were made on a systematic and reasonable basis, but may not necessarily be indicative of the costs of the GRSA Business had it operated as a separate entity during the periods presented.

Through February 26, 2015, substantially all of the legal entities comprising the operations of RANA were guarantors of the indebtedness under the revolving credit facility and senior notes issued by Aleris International, Inc., a direct subsidiary of Aleris. These legal entities, along with other guarantor subsidiaries of Aleris International, Inc., had fully and unconditionally guaranteed, on a joint and several basis, to pay principal and interest related to the notes. RANA’s guarantee of the notes was automatically and unconditionally released and discharged on February 27, 2015.

Selling, general and administrative expenses in the Successor statement of operations includes $2.9 million of costs charged by Real Industry for services and support functions. These costs are included within accrued liabilities in the balance sheet of Real Alloy as of December 31, 2015.

19.	SUBSEQUENT EVENTS

In accordance with authoritative guidance for subsequent events, management has evaluated subsequent events through August 9, 2016, the date these audited consolidated and combined and consolidated financial statements were available to be issued, in order to ensure that the statements include appropriate disclosure of events both recognized in the audited consolidated and combined and consolidated financial statements as of December 31, 2015, and events which occurred subsequent to December 31, 2015 but were not recognized in the audited consolidated and combined and consolidated financial statements.